Exhibit 99.1

ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements and should be read together with the general discussion of the tax considerations relating to our qualification as a REIT and the acquisition, holding and disposition of our Class A common stock, preferred stock, and depositary shares described in the accompanying prospectus under the title “U.S. Federal Income Tax Considerations.” To the extent any information set forth under the title “U.S. Federal Income Tax Considerations” in the accompanying prospectus is inconsistent with this supplemental information, this supplemental information will apply and supersede the information in the accompanying prospectus. This supplemental information is provided on the same basis and subject to the same qualifications as are set forth in the first five paragraphs under the title “U.S. Federal Income Tax Considerations” in the accompanying prospectus as if those paragraphs were set forth in this prospectus supplement.

Taxation of Colony NorthStar

If a corporation taxable under subchapter C of the Code (a “subchapter C corporation”) elects REIT status, or if a REIT acquires assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the hand of the REIT is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation prior to the acquisition (i.e., a “tax-free merger”), the REIT will be subject to tax on any “built-in gain” with respect to those assets (i.e., the excess of (a) the fair market value of the assets (measured at the time of REIT election or the acquisition) over (b) the basis of the assets (measured at the time of the REIT election or the acquisition)) at the highest corporate income tax rate then applicable if the REIT disposes of the assets during the 5-year period following the election to be a REIT or the acquisition from the subchapter C corporation, as applicable. For tax purposes, we are the successor to NSAM, a subchapter C corporation that in connection with the mergers is electing to be treated as a REIT effective January 1, 2017, and for tax purposes we are treated as having acquired the assets of Colony and NRF in transactions in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of those assets in the hands of Colony and NRF at the time of the mergers. Accordingly, if, within the requisite five-year period, we dispose of assets held by NSAM prior to January 1, 2017, or if either Colony or NRF did not qualify as a REIT at the time of the mergers and we dispose of assets that they held at the time of the mergers within five years thereafter, we would be subject to a corporate income tax on any such disposition under the rules outlined above. These rules also would apply if we were to acquire a subchapter C corporation in the future in a transaction in which the adjusted tax basis of the assets of that corporation in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the acquired corporation at the time of the acquisition.